UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): Nov. 2, 2006

Hooper Holmes, Inc.

(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable

(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

The Company has notified John L. Spenser, who has been serving as the Company’s Chief Operating Officer, that he has ceased to serve in that capacity and that his employment agreement will terminate effective November 2, 2007. The Company’s notice follows the decision of the Board of Directors of the Company to eliminate the Chief Operating Officer position.

The term of Mr. Spenser’s employment agreement was for a period of two years ending on October 31, 2007, but automatically continues unless either the Company or Mr. Spenser provides the other party with 12 months’ advance notice of termination. The Company’s notice of termination of the agreement conforms with this provision.

Until November 2, 2007, Mr. Spenser will remain an Executive Vice President of the Company and will work on a project basis. The terms of his employment agreement (other than his serving as Chief Operating Officer) will continue in effect through that date. The non-competition and confidentiality provisions of the agreement survive the termination of the agreement and remain enforceable according to their terms. A copy of the Company’s press release relating to this matter is attached as Exhibit 99.1 to this current report on Form 10-K.

Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in Item 1.02 of this current report on Form 8-K, Mr. Spenser has ceased to serve as Chief Operating Officer of the Company, effective November 2, 2006.

Item 8.01 Other Events.

The Company has announced that Mr. Ronald J. Levesque, Senior Vice President and Manager of the Company’s Portamedic business will report directly to James D. Calver, President and Chief Executive Officer. Mr. Levesque has been an employee of the Company for 30 years. Mr. Levesque reported to Mr. Spenser from March 6, 2006 until November 2, 2006.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release, dated November 6, 2006, announcing the Company’s elimination of the position of Chief Operating Officer on November 2, 2006 and the communication of notice of the termination of the employment agreement of John L. Spenser, effective November 2, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: November 6, 2006	By:	/s/ Robert W. Jewett
Robert W. Jewett
Senior Vice President,
Secretary and General Counsel

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